SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date or earliest event reported):  February 25, 2013

HMG/COURTLAND PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

1-7865	59-1914299

(Commission File No)	(I.R.S. Employer Identification No.)

1870 S. Bayshore Drive	33133
Coconut Grove, Florida	(Zip Code)
(Address of Principal Executive Offices)

(305)854-6803

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-1(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01 Completion of Acquisition or Disposition of Assets

On February 25, 2013, HMG/Courtland Properties, Inc. and its 95% owned subsidiary, Courtland Investments, Inc. (the “Company”), completed the sale of the Company’s interests in Grove Isle Associates LLLP, Grove Isle Yacht Club Associates, Grove Isle Investments Inc. and CII Yacht Club, Inc., which represent interests in the Grove Isle hotel, club, tennis courts and marina (collectively, the “Grove Isle Property”) to Grove Isle Yacht & Tennis, LLC, a Florida limited liability company and an unrelated entity (“the Purchaser”), pursuant to a purchase agreement entered into on the same day (the “Agreement”). The purchase price was $24.4 million, consisting of $23.4 million in cash and a $1 million promissory note due from the Purchaser. Approximately $2.7 million of the proceeds were used to pay off the existing mortgage on the Grove Isle Property. The Company estimates a consolidated gain on the sale of these interests of approximately $20 million (or $20 per share) before the incentive fee.

In connection with the disposition, the Company is hereby filing, as Exhibit 99.1 a copy of the Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit.

Exhibit Number	Description

99.1	Interest Purchase Agreement by and among Courtland Investments, Inc., HMG/Courtland Properties, Inc. as Seller and Grove Isle Yacht & Tennis Club, LLC, as Purchaser with respect to the sale of interests in Grove Isle Associates LLLP, CII Spa, LLC, Grove Isle Investments, Inc., CII Yacht Club, Inc. and Grove Isle Yacht Club Associates

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2013

HMG/Courtland Properties, Inc.

By: /s/ Larry Rothstein
      Principal Financial Officer

Exhibit Number	Description

99.1	Interest Purchase Agreement by and among Courtland Investments, Inc., HMG/Courtland Properties, Inc. as Seller and Grove Isle Yacht & Tennis Club, LLC, as Purchaser with respect to the sale of interests in Grove Isle Associates LLLP, CII Spa, LLC, Grove Isle Investments, Inc., CII Yacht Club, Inc. and Grove Isle Yacht Club Associates